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                                                                    EXHIBIT 12.1


                               CHAAS ACQUISITIONS, LLC
               EXHIBIT 12.1-STATEMENT REGARDING COMPUTATION OF RATIOS-
                            FIXED CHARGE COVERAGE RATIO
               FOR THE PERIOD FROM APRIL 15, 2003 THROUGH JUNE 30, 2003
               FOR THE COMPANY AND FOR THE PERIOD FROM JANUARY 1, 2003
                 THROUGH THROUGH APRIL 14, 2003 FOR THE PREDECESSOR
                FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                         PREDECESSOR                                                 COMPANY
                                                ----------------------------  ---------------------------------   -------------
                                                                                                 PERIOD FROM       PERIOD FROM
                                                                                                JANUARY 1, 2003   APRIL 14, 2003
                                                    YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED     THROUGH           THROUGH
                                                  2000      2001      2002     JUNE 30, 2002    APRIL 14, 2003    JUNE 30, 2003
                                                -------   -------    -------   ---------------  ---------------   -------------
Pre-tax income (loss) from
  continuing operations........................ $ 7,515   $ 2,996    $21,837        $20,717        $(5,098)          $2,348
                                                -------   -------    -------       --------        --------          -------

Fixed Charges:
  Interest expense and amortization
    of debt discount and premium on all
    indebtedness...............................  17,950    17,684     15,907         7,857           4,772            3,524

Rentals(1).....................................   2,711     2,713      2,933         1,367           1,245              889
                                                -------   -------    -------       --------         -------          -------
Total fixed charges............................  20,661    20,397     18,840         9,224           6,017            4,413
                                                -------   -------    -------       --------         -------          -------
Earnings before income taxes
  and fixed charges............................ $28,176   $23,393    $40,677       $29,941          $  919           $6,761
                                                =======   =======    =======       ========         =======          =======
Ratio of earnings to fixed charges.............   1.36x     1.15x      2.16x         3.25x           0.15x            1.53x
                                                =======   =======    =======       ========         =======          ========

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(1) Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.